                                                                 EXHIBIT 10.30.4

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]

                                August 25, 2004

Oak Street Mortgage, LLC
11595 N. Meridian Street
Suite 400
Carmel, IN 46032

      Re: Engagement Letter

Dear Sirs

      Friedman, Billings, Ramsey & Co., Inc. ("FBR") would be pleased to act as lead underwriter and sole book runner for Oak Street Mortgage, LLC and its affiliates (the "Company") subject to the terms and conditions of this letter agreement (the "Agreement"). Reference is made to a repurchase program either between CDC Mortgage Capital, Inc. ("CDC") for which FBR is providing a guarantee of certain obligations of the Company and the Company or its affiliate, which is currently being negotiated or between FBR and the Company or its affiliate (collectively, the "Repurchase Program") or any similar transaction (each a "Transaction").

      1. The Offering.

      1(a) During the Engagement Period (as defined in Section 6, below), FBR will be the lead underwriter and sole book runner for the Company with respect to any proposed offerings (collectively, the "Offering") of mortgage-backed securities (the "Securities") representing an interest in, or secured by, mortgage loans originated or acquired by the Company or any of its affiliates that become a participant in the Repurchase Program. The actual terms of the Offering will depend on the outcome of FBR's due diligence investigation and market conditions, and will be subject to negotiation between the Company and FBR.

      1(b) In undertaking its role as lead underwriter and sole book runner, FBR anticipates that its activities would include the following, as requested from time to time by the Company:

      (i)   Reviewing the proposed transaction;

      (ii) Assisting the Company in the Company's determination of appropriate structure;

      (iii) Conducting an examination of documents and records pertaining to the Company and the related assets, interviewing Company personnel, and making such other reasonable investigations as FBR deems necessary and appropriate under the circumstances; and

                                          Friedman, Billings, Ramsey & Co., Inc.
                                                    1001 Nineteenth Street North
                                                       Arlington, Virginia 22209
                                                                    703.312.9500
                                                                     www.fbr.com

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                  August 25,2004
                                                                          Page 2

      (iv) Performing financial analysis of the Company and its assets and comparisons with other companies and similar transactions in its industry.

      1(c) FBR intends to conduct the Offering, only after execution of an underwriting agreement, which will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability, all satisfactory to FBR in its sole discretion. FBR's willingness to execute an underwriting agreement and conduct the Offering will be subject to its satisfaction, in its sole discretion and judgment, with market conditions and the results of its due diligence investigation of the Company and its business. If FBR fails to confirm its willingness to conduct an Offering on the terms provided herein within fifteen
(15) business days of written request by the Company, the Company shall be free to engage another firm to provide such services with respect to that Offering

      1(d) Except as contemplated in the last sentence of Section 1(c), during the Engagement Period, the Company will not offer any Securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, otherwise than through FBR.

      2. Reserved.

      3. Information to be Supplied; Confidentiality.

      3(a) In connection with FBR's activities on behalf of the Company, the Company will furnish FBR with all financial and other information regarding the Company that FBR reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide FBR with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Company recognizes and agrees that FBR (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

      3(b) FBR will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law, including NASD Rule 2711, or by order of a governmental authority or court of competent jurisdiction. In the event that FBR is legally required to make disclosure of

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                          Page 3

any of the Information, FBR will give notice to the Company prior to such disclosure, to the extent that FBR can practically do so.

The foregoing paragraph shall not apply to information that:

      (i) at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or FBR or its affiliates conduct business, other than as a direct result of a breach by FBR of its obligations under this Agreement;

      (ii) prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, FBR or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to FBR or its affiliates other than from the Company;

      (iii) at the time of disclosure by the Company or thereafter, is obtained by FBR or and of its affiliates from a third party who FBR reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

      (iv)  is independently developed by FBR or its affiliates.

      3(c) Nothing in this Agreement shall be construed to limit the ability of FBR or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

      3(d) The Company acknowledges that all advice (written or oral) given by FBR to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes, no advice (written or oral) of FBR hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to FBR be made by the Company (or such persons), without the prior written consent of FBR.

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                          Page 4

      3(e) If the Offering is conducted as a private placement, the Company hereby authorizes FBR to transmit to the prospective purchasers of the Securities a Private Placement Memorandum with attached exhibits and such supplements as may from time to time be prepared by the Company (collectively the "Memorandum"). The Company represents and warrants that the Memorandum (i) will be prepared by the management of the Company, (ii) will be reviewed and approved by the management and the Board of Directors of the Company; and (iii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise FBR immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

      3(f) The Company agrees that any documents or information received from FBR, its affiliates or advisors in connection with this Agreement and the transactions contemplated herein may contain information regarding the structure of the transactions that has been developed by FBR on a proprietary basis. The Company agrees to treat confidentially all such information received hereunder, including the information set forth in any term sheet prepared by or on behalf of FBR. Accordingly, such documents may not be provided to others (other than the Company's legal counsel and accountants who are made aware of the proprietary nature of such documents) without FBR's prior written approval, except as required by law or legal process or if, based upon the advice of legal counsel, disclosure is necessary under laws applicable to the Company.

      4. Fees and Expenses.

      4(a) FBR's compensation for its services in connection with each Offering shall be determined on the basis of underwriting discounts, fees or concessions that are equivalent to those available from third parties at the time for like services on similar transactions. Notwithstanding the foregoing, compensation to be paid to FBR shall be reduced: (1) with respect to the first Offering, by a reduction of $125,000 and (2) with respect to each Offering (including the first Offering), by an amount equal to the weighted average Price Differential accrued (through the date two Business Days preceding the date of the related underwriting agreement) under the Master Repurchase Agreement with CDC for the financing of the mortgage loans that will secure or collateralize the securities issued in such Offering, to the extent such weighted average Price Differential actually accrued exceeds the Price Differential that would have accrued had the Price Differential been based on a Pricing Spread of 1.00%. All reasonable and customary out-of-pocket legal, rating agency fees, filing fees and expenses incurred in preparation of documentation are due from the Company on the closing date of each Offering and FBR shall have no obligation with respect to any such reasonable and customary fees or expenses.

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                          Page 5

      4(b) In addition to the Fee payable to FBR under this Agreement, the Company agrees to reimburse FBR upon request for its reasonable out-of-pocket expenses incurred in connection with its services under this Agreement whether or not the Offering is consummated, including any fees and disbursements of FBR's legal counsel (the "Expense Reimbursement").

      4(c) The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the purchase, sale and delivery of Securities in the Offering, including, without limitation, all fees and expenses of filing with the SEC and the NASD; all Blue Sky fees and expenses; fees and disbursements of counsel and accountants for the Company; printing costs; costs of background investigations; all road show costs (regardless of the form in which the roadshow is conducted) and expenses of Company and FBR personnel, including but not limited to, commercial or charter air travel (with first-class or charter air travel subject to advance Company approval), and local hotel accommodations and transportation.

      5. Indemnification, Contribution, and Limitation of Liability. The Company agrees to indemnify FBR and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and agrees to the other provisions of Appendix I, which is incorporated herein by this reference.

      6. Term of Engagement Period; Survival of Provisions

      6(a) The term of FBR's engagement (the "Engagement Period") shall be for a period through the earlier of (1) six (6) months following the period during which FBR is providing financing to the Company or its affiliates or providing a guarantee or other enhancement to the Company's financing facilities provided by other parties and (2) the closing of Offerings for which FBR serves as lead underwriter and sole book runner which equal at least $1.5 billion in offered Securities. Notwithstanding the foregoing, the Company may terminate the Engagement Period immediately upon written notice to FBR if FBR has failed or is failing to perform its services in connection with this engagement to the satisfaction of the Company as determined by the Company in its sole discretion.

      6(b) This Agreement and the Appendix shall survive any termination of the Engagement Period. With respect to the fees and expenses set forth in Section 4, upon termination of the Engagement Period, FBR shall be entitled to collect all such fees and expenses accrued through the date of termination.

      6(c) During the Engagement Period, the Company will not solicit or negotiate with any other person to act as underwriter, or placement agent or to provide other investment banking services to the Company relating to transactions similar to the Offerings; provided, that, this Section 6(c) shall not impair the Company's right and ability to engage (i) independent consultants to provide financial advice, including advice respecting the structure and economics

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                          Page 6

of securitizations or (ii) investment banking firms to provide assistance in effectuating hedging and derivative transactions.

      7. Reserved.

      8. Reserved

      9. Reserved

      10. Independent Contractor; No Fiduciary Duty. The Company acknowledges and agrees that it is a sophisticated business enterprise and that FBR has been retained pursuant to this Agreement to act as financial advisor to the company solely with respect to the matters set forth herein. In such capacity, FBR shall act as an independent contractor, and any duties of FBR arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

      11. Beneficiaries. This Agreement shall inure to the sole and exclusive benefit of FBR and the Company and the persons referred to in Appendix I and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon FBR and the Company.

      12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a court in the Commonwealth of Virginia.

      13. Amendments. This Agreement may be modified or amended, or its provisions waived, only by a writing signed by the person or persons against whom enforcement of the modification, amendment or waiver is sought.

      14. Announcements of Offering. If an Offering is consummated in which FBR acts as underwriter or otherwise, FBR may, at its option and expense, place an announcement in such newspapers and periodicals as FBR may choose stating that FBR has so acted, and the capacity in which it has acted.

      15. No Commitment. This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of FBR or any affiliate to purchase or to sell any securities or to provide any financing and does not ensure the successful arrangement or completion of any Offering.

      16. Entire Agreement. This Agreement constitutes the entire Agreement between the

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                          Page 7

parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof. This Agreement does not affect the agreements that are the subject of the engagement letter, dated October 14, 2003, between the parties and relating to the issuance and offering of equity securities of Oak Street Financial Services, Inc.

      17. Severability. If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

      18. Headings. The descriptive headings of the paragraphs subparagraph and Appendix of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

      19. Failure or Delay No Waiver. It is understood and agreed that failure or delay by either the Company or FBR in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

      20. Waiver of Trial by Jury. EACH OF FBR AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement and developing a long term relationship with the Company.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By: /s/ Richard J. Hendrix
    -------------------------------
Name: Richard J. Hendrix

Title: President and Chief Operating Officer

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                          Page 8

Confirmed and accepted as of
this 25th day of August, 2004:

OAK STREET MORTGAGE, LLC

By: /s/ Craig Royal
   --------------------------------
Name: Craig Royal
     ------------------------------
Title: Chief Financial Officer
      -----------------------------

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                          Page 9

                                   APPENDIX I

      The Company agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or
(ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence.

      Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                         Page 10

defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

      If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FBR on the other hand, of the Offering (or other Transaction) as contemplated whether or not the Offering (or Other Transaction) is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and FBR, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and FBR of the Offering (or other Transactions) as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering (or other Transactions) bear to the fees paid or to be paid to FBR under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which fees paid FBR hereunder (excluding reimbursable expenses), exceeds the amount of any damages which FBR has otherwise been required to pay.

      The Company agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which FBR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

                            FRIEDMAN BILLINGS RAMSEY

[FBR LOGO]                                                     Engagement Letter
                                                                 August 25, 2004
                                                                         Page 11

      In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse FBR on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, FBR shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should FBR be required to provide testimony in any formal or informal proceeding regarding the Company.

      If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Confirmed and Agreed to:

___________________________________________
(Signature on behalf of the Company)

___________________________________________
(Date)